Exhibit 99.1

Sientra Reports Second Quarter 2019 Financial Results

Record total net sales of $20.5 million in 2Q19, growth of 17% year over year

Breast Products net sales of $11.2 million in 2Q19, growth of 19% year over year

Record miraDry net sales of $9.3 million in 2Q19, growth of 15% year over year

Reiterates 2019 total net sales outlook of $79 to $83 million

Santa Barbara, CA – August 8, 2019 – Sientra, Inc. (NASDAQ: SIEN), a medical aesthetics company, announced today its financial results for the second quarter ended June 30, 2019.

Jeff Nugent, Chairman and Chief Executive Officer of Sientra, commented, “In the second quarter, we achieved record net sales of $20.5 million, a 17% increase compared to the year-ago period. This quarterly performance was driven by strong growth in both our Breast Products and miraDry segments and represents solid progress towards achieving our 2019 objectives.”

Mr. Nugent added, “Our Breast Products segment grew net sales 19% year over year, strong evidence of market share gains from our targeted new customer conversion programs as well as deeper penetration of existing accounts. We believe the superior safety profile and industry-leading warranty of our OPUS® implants is clearly resonating with board-certified plastic surgeons and their patients.”

Mr. Nugent concluded, “miraDry delivered another strong quarter, achieving record net sales of $9.3 million. Our brand awareness and market activation initiatives have positioned miraDry to be a significant growth driver for Sientra in 2019 and beyond.”

Second Quarter 2019 Financial Review

Total net sales for the second quarter 2019 were $20.5 million, an increase of 17% compared to total net sales of $17.6 million for the same period in 2018.

Net sales for the Breast Products segment totaled $11.2 million in the second quarter 2019, a 19% increase compared to $9.4 million for the same period 2018. Breast Products sales growth was primarily driven by new customer conversion programs and continued strong performance of the tissue expander portfolio.

Net sales for the miraDry segment totaled $9.3 million in the second quarter 2019, a 15% increase compared to $8.1 million for the same period 2018. miraDry sales growth was driven by an increase in sales of consoles and consumables globally, with a particularly strong U.S. performance.

Gross profit for the second quarter 2019 was $12.7 million, or 61.9% of sales, compared to gross profit of $10.9 million, or 62.1% of sales, for the same period 2018.

Operating expenses for the second quarter 2019 were $52.8 million, compared to $27.8 million of expenses for the same period 2018. Excluding a $15.8 million non-cash impairment of certain goodwill and intangibles related to miraDry, operating expenses increased $9.2 million, primarily driven by increased investments in sales and marketing.

Net loss for the second quarter 2019 was ($40.8) million, or ($1.19) per share, compared to a net loss of ($18.0) million, or ($0.73) per share, for the same period 2018.

On a non-GAAP basis, the Company reported a second quarter 2019 adjusted EBITDA loss of ($20.4) million compared to a loss of ($11.8) million for the same period 2018.

Net cash and cash equivalents as of June 30, 2019 were $146 million, compared to $62 million as of March 31, 2019.

2019 Net Sales Outlook

For 2019, the Company reiterates its outlook for net sales in the range of $79 million to $83 million, representing growth of 16% to 22% year over year, compared to net sales of $68 million in 2018.

2019 segment net sales outlook:

•	Breast Products net sales of $44 to $46 million
•	miraDry net sales of $35 to $37 million

Conference Call

Sientra will hold a conference call today, August 8, 2019 at 4:30 p.m. ET to discuss second quarter results.

The dial-in numbers are 844-464-3933 for domestic callers and 765-507-2612 for international callers. The conference ID is 8084147. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at www.sientra.com.

A replay of the call will be available starting on August 8, 2019 at 7:30 p.m. ET through August 15, 2019 at 7:30 p.m. ET.  To access the replay, dial 855-859-2056 for domestic callers and 404-537-

3406 for international callers and use the replay conference ID 8084147. The webcast will be available on the Investor Relations section of the Company’s website following the completion of the call.

Use of Non-GAAP Financial Measures

Sientra has supplemented its US GAAP net income (loss) with a non-GAAP measure of Adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP Adjusted EBITDA to GAAP net income (loss), the most directly comparable GAAP measure, is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with Sientra’s financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a diversified global medical aesthetics company and a leading partner to aesthetic physicians. The Company offers a suite of products designed to make a difference in patients' lives by enhancing their body image, growing their self-esteem, and restoring their confidence. Sientra has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company’s Breast Products Segment includes its OPUS™ breast implants, the first fifth generation breast implants approved by the FDA for sale in the United States, its ground-breaking Allox2® breast tissue expander with patented dual-port and integral drain technology, and BIOCORNEUM® the #1 performing, preferred and recommended scar gel of plastic surgeons(*). The Company’s miraDry Segment, comprises its miraDry® system, which is approved for sale in over 40 international markets, and is the only non-surgical FDA-cleared device for the permanent reduction of underarm sweat, odor and hair of all colors.

(*) Data on file

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding the Company’s expected net sales for the year ended December

31, 2019, the expected growth of the Company’s current customer base and acquisition of new customers, the Company’s ability to achieve sustainable, long-term growth across its business segments, and the Company’s ability to drive increased brand awareness and market activation. Such statements are subject to risks and uncertainties, including the dependence on conclusion of the review procedures for the quarter ended June 30, 2019 by the Company’s independent auditors, positive reaction from plastic surgeons and their patients to Sientra’s Breast Products, the ability to meet consumer demand, the acceptance and growth of its miraDry segment.  Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s public filings with the Securities and Exchange Commission.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue, ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘position,” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement.

Investor Contact:

Neil Bhalodkar
805-679-8885

Sientra, Inc
Consolidated Statements of Operations
(In thousands, except per share and share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net sales	$20,525	$17,554	$38,077	$32,229
Cost of goods sold	7,813	6,660	14,287	12,756
Gross profit	12,712	10,894	23,790	19,473
Operating expenses:
Sales and marketing	21,918	15,477	42,319	30,733
Research and development	3,270	2,301	6,325	5,052
General and administrative	11,814	10,014	25,289	19,514
Goodwill and other intangible impairment	15,774	—	15,774	—
Total operating expenses	52,776	27,792	89,707	55,299
Loss from operations	(40,064)	(16,898)	(65,917)	(35,826)
Other income (expense), net:
Interest income	269	40	573	80
Interest expense	(982)	(867)	(1,932)	(1,521)
Other income (expense), net	23	(303)	38	(184)
Total other income (expense), net	(690)	(1,130)	(1,321)	(1,625)
Loss before income taxes	(40,754)	(18,028)	(67,238)	(37,451)
Income tax (benefit) expense	—	—	—	—
Net loss	$(40,754)	$(18,028)	$(67,238)	$(37,451)
Basic and diluted net loss per share attributable to common stockholders	$(1.19)	$(0.73)	$(2.12)	$(1.69)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	34,290,073	24,761,117	31,709,067	22,202,565

Sientra, Inc
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$146,088	$86,899
Accounts receivable, net	23,887	22,527
Inventories, net	29,864	24,085
Prepaid expenses and other current assets	4,017	2,612
Total current assets	203,856	136,123
Property and equipment, net	3,686	2,536
Goodwill	4,878	12,507
Other intangible assets, net	7,190	16,495
Other assets	23,235	698
Total assets	$242,845	$168,359
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$18,144	$6,866
Accounts payable	14,600	13,184
Accrued and other current liabilities	36,280	27,697
Legal settlement payable	—	410
Customer deposits	11,579	9,936
Sales return liability	7,020	6,048
Total current liabilities	87,623	64,141
Long-term debt, net of current portion	20,938	27,883
Deferred and contingent consideration	364	6,481
Warranty reserve and other long-term liabilities	21,847	2,976
Total liabilities	130,772	101,481
Stockholders’ equity:
Total stockholders’ equity	112,073	66,878
Total liabilities and stockholders’ equity	$242,845	$168,359

Sientra, Inc
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(67,238)	$(37,451)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill impairment	7,629	—
Intangible asset impairment	8,145	—
Depreciation and amortization	1,725	1,700
Provision for doubtful accounts	845	489
Provision for warranties	674	572
Provision for inventory	790	709
Amortization of acquired inventory step-up	—	106
Amortization of right-of-use assets	2,356	—
Lease liability accretion	927	—
Change in fair value of warrants	(110)	164
Change in fair value of deferred consideration	9	18
Change in fair value of contingent consideration	289	1,708
Change in deferred revenue	270	(161)
Amortization of debt discount and issuance costs	99	85
Stock-based compensation expense	6,611	5,686
Loss on disposal of property and equipment	20	—
Payments of contingent consideration liability in excess of acquisition-date fair value	(630)	—
Changes in assets and liabilities:
Accounts receivable	(2,206)	(6,343)
Inventories	(6,445)	(2,405)
Prepaid expenses, other current assets and other assets	(1,435)	(2,518)
Insurance recovery receivable	—	33
Accounts payable	2,256	4,230
Accrued and other liabilities	(5,416)	1,643
Legal settlement payable	(410)	(1,000)
Customer deposits	1,643	602
Sales return liability	972	976
Net cash used in operating activities	(48,630)	(31,157)
Cash flows from investing activities:
Purchase of property and equipment	(2,056)	(160)
Net cash used in investing activities	(2,056)	(160)
Cash flows from financing activities:
Net proceeds from issuance of common stock	108,028	107,850
Proceeds from exercise of stock options	106	410
Proceeds from issuance of common stock under ESPP	683	391
Tax payments related to shares withheld for vested restricted stock units (RSUs)	(2,825)	(1,297)
Gross borrowings under the Term Loan	—	10,000
Gross borrowings under the Revolving Loan	8,436	12,109
Repayment of the Revolving Loan	(4,183)	(12,109)
Payments of contingent consideration up to acquisition-date fair value	(370)	—
Deferred financing costs	—	(6)
Net cash provided by financing activities	109,875	117,348
Net increase in cash, cash equivalents and restricted cash	59,189	86,031
Cash, cash equivalents and restricted cash at:
Beginning of period	87,242	26,931
End of period	$146,431	$112,962

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$146,088	$112,619
Restricted cash included in other assets	343	343
Total cash, cash equivalents and restricted cash	$146,431	$112,962

Sientra, Inc.
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars, in thousands	2019	2018	2019	2018
Net loss, as reported	$(40,754)	$(18,028)	$(67,238)	$(37,451)
Adjustments to net loss:
Interest (income) expense and other, net	690	1,130	1,321	1,625
Depreciation and amortization	894	868	1,725	1,806
Accretion in fair value adjustments to contingent consideration	104	1,087	289	1,708
Stock-based compensation	2,911	3,138	6,611	5,686
Goodwill and other intangible impairment	15,774	—	15,774	—
Total adjustments to net loss	20,373	6,223	25,720	10,825
Adjusted EBITDA	$(20,381)	$(11,805)	$(41,518)	$(26,626)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
As a Percentage of Revenue**	2019	2018	2019	2018
Net loss, as reported	(198.6%)	(102.7%)	(176.6%)	(116.2%)
Adjustments to net loss:
Interest (income) expense and other, net	3.4%	6.4%	3.5%	5.0%
Depreciation and amortization	4.4%	4.9%	4.5%	5.6%
Accretion in fair value adjustments to contingent consideration	0.5%	6.2%	0.8%	5.3%
Stock-based compensation	14.2%	17.9%	17.4%	17.6%
Goodwill and other intangible impairment	76.9%	0.0%	41.4%	0.0%
Total adjustments to net loss	99.3%	35.5%	67.5%	33.6%
Adjusted EBITDA	(99.3%)	(67.2%)	(109.0%)	(82.6%)

** Adjustments may not add to the total figure due to rounding